Exhibit 3.1

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF KNIGHTSCOPE, INC.

Knightscope, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:	That the Board of Directors of the Corporation duly adopted resolutions recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation, as amended to date, be further amended by amending Article IV of the Amended and Restated Certificate of Incorporation to add the following paragraph (the “Class A Reverse Stock Split Paragraph”) to immediately follow the existing paragraph in Article IV (which existing paragraph will, for the avoidance of doubt, remain unchanged):

“Effective as of 5:00 p.m. Eastern Time on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Office of the Secretary of State of the State of Delaware (the “RSS Effective Time”), a one-for-fifty reverse stock split of the Corporation’s Class A Common Stock shall become effective, pursuant to which each fifty shares of Class A Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the RSS Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Class A Common Stock automatically and without any action by the holder thereof upon the RSS Effective Time and shall represent one share of Class A Common Stock from and after the RSS Effective Time (such reclassification and combination of shares, the “Class A Reverse Stock Split”). The par value of the Class A Common Stock following the Class A Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Class A Common Stock shall be issued as a result of the Class A Reverse Stock Split. In lieu thereof, (i) with respect to holders of one or more certificates which formerly represented shares of Class A Common Stock that were issued and outstanding immediately prior to the RSS Effective Time, upon surrender after the RSS Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Class A Common Stock as a result of the Class A Reverse Stock Split, following the RSS Effective Time, shall be entitled to receive a cash payment (the “Class A Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share of the Class A Common Stock as reported by The Nasdaq Stock Market LLC (as adjusted to give effect to the Class A Reverse Stock Split) on the date of the RSS Effective Time; provided that, whether or not fractional shares would be issuable as a result of the Class A Reverse Stock Split shall be determined on the basis of (a) the total number of shares of Class A Common Stock that were issued and outstanding immediately prior to the RSS Effective Time formerly represented by certificates that the holder is at the time surrendering and (b) the aggregate number of shares of Class A Common Stock after the RSS Effective Time into which the shares of Class A Common Stock formerly represented by such certificates shall have been reclassified; and (ii) with respect to holders of shares of Class A Common Stock in book-entry form in the records of the Corporation’s transfer agent that were issued and outstanding immediately prior to the RSS Effective Time, any holder who would otherwise be entitled to a fractional share of Class A Common Stock as a result of the Class A Reverse Stock Split, following the RSS Effective Time, shall be entitled to receive the Class A Fractional Share Payment automatically and without any action by the holder.”

RESOLVED FURTHER, that the Amended and Restated Certificate of Incorporation, as amended to date, be amended by further amending Article IV of the Amended and Restated Certificate of Incorporation to add the following paragraph to immediately succeed the Class A Reverse Stock Split Paragraph:

“Effective as of the RSS Effective Time, a one-for-fifty reverse stock split of the Corporation’s Class B Common Stock shall become effective, pursuant to which each fifty shares of Class B Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the RSS Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Class B Common Stock automatically and without any action by the holder thereof upon the RSS Effective Time and shall represent one share of Class B Common Stock from and after the RSS Effective Time (such reclassification and combination of shares, the “Class B Reverse Stock Split”). The par value of the Class B Common Stock following the Class B Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Class B Common Stock shall be issued as a result of the Class B Reverse Stock Split. In lieu thereof, (i) with respect to holders of one or more certificates which formerly represented shares of Class B Common Stock that were issued and outstanding immediately prior to the RSS Effective Time, upon surrender after the RSS Effective Time of such certificate or certificates, any holder who would otherwise be entitled to a fractional share of Class B Common Stock as a result of the Class B Reverse Stock Split, following the RSS Effective Time, shall be entitled to receive a cash payment (the “Class B Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share of the Class A Common Stock as reported by The Nasdaq Stock Market LLC (as adjusted to give effect to the Class A Reverse Stock Split) on the date of the RSS Effective Time; provided that, whether or not fractional shares would be issuable as a result of the Class B Reverse Stock Split shall be determined on the basis of (a) the total number of shares of Class B Common Stock that were issued and outstanding immediately prior to the RSS Effective Time formerly represented by certificates that the holder is at the time surrendering and (b) the aggregate number of shares of Class B Common Stock after the RSS Effective Time into which the shares of Class B Common Stock formerly represented by such certificates shall have been reclassified; and (ii) with respect to holders of shares of Class B Common Stock in book-entry form in the records of the Corporation’s transfer agent that were issued and outstanding immediately prior to the RSS Effective Time, any holder who would otherwise be entitled to a fractional share of Class B Common Stock as a result of the Class B Reverse Stock Split, following the RSS Effective Time, shall be entitled to receive the Class B Fractional Share Payment automatically and without any action by the holder.”

SECOND:	That, at an annual meeting of stockholders of the Corporation, the aforesaid amendments were duly adopted by the stockholders of the Corporation.

THIRD:	That, the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 13th day of September, 2024.

KNIGHTSCOPE, INC.

By:	/s/ William Santana Li
William Santana Li
Chairman, Chief Executive Officer and President

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